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                                                               Exhibit 4.36

                      CONSENT AND INTERCREDITOR AGREEMENT

        THIS CONSENT AND INTERCREDITOR AGREEMENT is made as of May 26, 1994 by and among NATIONAL BANK OF ALASKA ("NBA") and TEXAS COMMERCE BANK NATIONAL ASSOCIATION as Agent (the "Agent") for the Lenders pursuant to the Credit Agreement (as defined below) and TESORO PETROLEUM CORPORATION ("Company").

                                R E C I T A L S

        A. The Company, Texas Commerce Bank National Association, individually, as an Issuing Bank and as Agent, Banque Paribas, individually, as an Issuing Bank and as Co-Agent, and the lenders (the "Lenders"), now or hereafter parties thereof, have entered into that certain Credit Agreement as of April 20, 1994 (as the same may be amended or restated from time to time, the "Credit Agreement"). To secure the Company's obligations under the Credit Agreement and related documents, Tesoro Alaska executed a Security Agreement as of April 20, 1994 pursuant to which Tesoro Alaska granted to the Lenders a security interest in the Kenai Refinery and fixtures, equipment and other personal property related thereto. Terms not otherwise defined herein shall have the same meaning as defined in the Credit Agreement.

        B. The terms of the Credit Agreement limit the Company and Tesoro Alaska's ability to incur additional indebtedness, to grant additional liens, and to make certain capital expenditures.

        C. NBA has agreed to provide a loan to Tesoro Alaska in the principal amount of Fifteen Million Dollars ($15,000,000) guaranteed by the Company, the proceeds of which are to be used for construction of a Vacuum Unit at the Kenai Refinery (the "Loan"). NBA will participate the Loan with the Alaska Industrial Development & Export Authority. The Loan is evidenced by a loan agreement executed by and between NBA, the Company, and Tesoro Alaska dated as of May 26, 1994 (as the same may be amended or restated from time to time hereafter pursuant to the terms hereof, the "NBA Loan Agreement"). Tesoro Alaska's obligations to repay the Loan are secured with (a) a lien in and to the Kenai Refinery, (b) equipment owned by Tesoro Alaska which is dedicated for use at or in connection with the Refinery, and (c) the proceeds and products thereof ("Proceeds"), which proceeds and products do not include accounts or inventory. The Kenai Refinery, the Equipment, and the Proceeds are referred to herein as the "Collateral" and the security interest in the Collateral granted to NBA to secure the repayment of the Loan is referred to herein as the "NBA Security Interest." NBA does not intend to now or hereafter take a security interest in the Company's, Tesoro Alaska's or any of the Company's other subsidiaries' accounts or inventory as security for the Loan.





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        D.  As a condition to making the Loan, NBA requires that Lenders subordinate their security interests in the Collateral to the NBA Security Interest. The Credit Agreement permits Tesoro Alaska to incur the Loan and to grant a prior lien in the Collateral to NBA, subject to documentation, including this Agreement, satisfactory to the Agent. The Lenders are willing to subordinate their lien in the Collateral, subject to the terms, conditions and covenants which follow.

        NOW, THEREFORE, the parties agree as follows:

                               A G R E E M E N T

                                       I.

                          SUBORDINATION AND STANDSTILL

        Section 1.01 Subordination. Lenders hereby subordinate the lien of the Lenders in and to the Collateral to the NBA Security Interest. Subject to the terms of this Agreement, this subordination will be effective and continue until the Loan is paid in full.

        Section 1.02 Notice The Agent agrees that promptly after it sends any notice of a Default or of an exercise or an intention to exercise remedies to the Company or Tesoro Alaska, that it shall promptly provide a copy of such notice to NBA.

        Section 1.03 Subordination and Standstill Not Affected. NBA shall not be required to continue to lend money or to extend other credit to Tesoro Alaska; to resort for payment or to proceed directly at any time against any person, including Tesoro Alaska or any guarantor; to proceed directly or exhaust any collateral held by NBA from Tesoro Alaska, any guarantor or any other person; or to take any action to enforce or collect the NBA security interest in order to maintain the effectiveness of the obligations under this
Article I.

                                      II.

                          LENDERS' CONSENT AND WAIVER

        Section 2.01 Consent to Indebtedness. Lenders hereby consent to Tesoro Alaska's incurring the obligations to repay the Loan to NBA. This consent is limited to the obligation to repay the maximum principal amount of Fifteen Million Dollars ($15,000,000).

        Section 2.02 Consent to Liens. Lenders consent to Tesoro Alaska's grant to NBA of a lien on the Collateral provided that such lien secures only the repayment of the Loan and related




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obligations arising under the NBA Loan Agreement and related documents.

                                      III.

                          ACKNOWLEDGMENT AND AGREEMENT

        Section 3.01 Acknowledgement of Lien. NBA acknowledges the lien of the Lenders on the Collateral. Except as expressly set forth in this Consent and Intercreditor Agreement, NBA shall have no duties to the Lenders.

        Section 3.02 Exercise of Remedies. NBA agrees for the benefit of the Agent and the Lenders that it shall not accelerate the maturity of the Loan or take any action against the Collateral including, without limitation, foreclosure or other enforcement of its lien thereon, unless and until one of the following shall have occurred and continuing:

                (i) An Event of Default pursuant to Section 7.1.1 (which Event of Default shall not have been cured within 30 days after written notice thereof by NBA to the Agent or 7.1.6 of the NBA Loan Agreement.

                (ii) The indebtedness owing pursuant to the Credit Agreement shall have been accelerated.

                (iii) An Event of Default pursuant to Section 7.1 (other than
        Section 7.1.1 and 7.1.6) of the NBA Loan Agreement to the extent, but only to the extent such an Event of Default (or the underlying representation, warranty, covenant or agreement resulting in such Event of Default) has a corresponding provision under the Credit Agreement (each a "Credit Agreement Provision"), and such Event of Default under the NBA Loan Agreement has continued for 30 days after written notice to the Agent by NBA or the Company without being cured; provided if during such period the corresponding Credit Agreement Provision shall be waived (or the Credit Agreement shall be amended in such a way that the Event of Default under the Credit Agreement no longer continues) the Event of Default under the NBA Loan Agreement shall, subject to the provisions of Section 3.03, be automatically waived to the same extent provided further in the event additional collateral is pledged or other consideration paid in connection with such waiver or amendment to the Agent, the Issuing Banks, or the Lenders under the Credit Agreement, NBA shall not be entitled to participate in any such additional security or consideration except as provided in Section 3.03.





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        Section 3.03  Certain Fees, Prepayments and Covenants.  The Company
agrees that, at the option of NBA, any prepayment made by the Company to the Lenders (other than a mandatory prepayment made pursuant to Section 2.10(a) or Section 2.10(b) of the Credit Agreement) in connection with, or any fee paid by the Company to the Lenders as consideration for, a waiver of an Event of Default under the Credit Agreement or an amendment of a Credit Agreement Provision in response to an Event of Default Waiver pursuant to Section 3.02(iii), the Company shall make or cause Tesoro Alaska to make an additional prepayment, or pay an additional fee (as the case may be), to NBA of the Loan on prorata basis calculated on the outstanding balance of the Loan from NBA and the Maximum Available Amount as defined in the Credit Agreement each as of the date of the Event of Default or, if such date cannot be determined, the date of the notice of the Event of Default. If, as a condition of waiver or amendment of the Credit Agreement as provided herein, the Credit Agreement is amended to add or amend covenants (except for covenants providing for additional collateral) which have the effect of increasing the limitations or burdens on the Company similar additions or amendments shall, at the option of NBA, be required for the waiver of the Event of Default under the NBA Loan Agreement.

                                      IV.

                            MISCELLANEOUS PROVISIONS

        Section 4.01 Termination of NBA Security Interests. After the Loan is paid in full, NBA shall execute all instruments and documents which Lenders may reasonably request to evidence the termination of NBA's Security Interest.

         Section 4.02 No Waiver; Remedies Cumulative. No failure by NBA or the Lenders to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        Section 4.03 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Alaska.

        Section 4.04 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which





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renders any provision hereof prohibited or unenforceable in any respect.

        Section 4.05 Executed in Counterpart. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement.

        Section 4.06 Entire Agreement; Amendment. This Agreement comprises the entire agreement of the parties hereto in respect of the subject matter hereof and may not be amended, waived or modified except in writing signed by all parties hereto. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

        Section 4.07 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

        Section 4.08 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including, telecopy of similar teletransmission or writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify by notice to NBA and the Company.

        Section 4.09 Recording. A memorandum of this agreement may be recorded in the Kenai Recording District, State of Alaska.

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized offices to execute this Consent and Intercreditor Agreement as of the date first above written.

Commercial Loans                        NATIONAL BANK OF ALASKA
300 W. Northern Lights Blvd.
P.O. Box 100600 (99510)
Anchorage, Alaska 99503
Fax:  (907) 265-2141
Attn:  James L. Cloud

                                        By:  /s/JAMES L. CLOUD
                                           -------------------------------
                                           James L. Cloud
                                           Its: Vice President





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712 Main Street                         TEXAS COMMERCIAL BANK NATIONAL
Houston, Texas 77002                    ASSOCIATION, as Agent
Fax: (713) 216-6387
Attn:  Stan Burge

                                        By:  /s/ STEVE NORDAKER
                                           ----------------------------------
                                           Steve Nordaker, SVP


8770 Tesoro Drive                       TESORO PETROLEUM CORPORATION
San Antonio, Texas 78217
Fax:  (210) 283-2120
Attn:  William Van Kleef

                                        By:  /s/ WILLIAM T. VAN KLEEF
                                           ----------------------------------
                                           William T. Van Kleef
                                           Vice President, Treasurer





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